EXHIBIT 10.55
                                                                   -------------


                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER


         This First Amendment to Agreement and Plan of Merger ("First Amendment") is dated as of the 29th day of March, 2007 by and among Bridgeline Software, Inc., a Delaware corporation ("Bridgeline"), Objectware, Inc., a Georgia corporation (the "Seller"), and Erez M. Katz (the "Shareholder").

                              W I T N E S S E T H:

         WHEREAS, Bridgeline, Seller and Shareholder entered into that certain Agreement and Plan of Merger dated as of December 7, 2006 (the "Merger Agreement") pursuant to which the parties agreed that Seller would merge with and into Bridgeline as provided therein;

         WHEREAS, terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Merger Agreement;

         WHEREAS, the parties hereto desire to amend the Merger Agreement on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency at which are hereby acknowledged, the parties hereby agree as follows:

         1. The Merger Agreement is hereby amended in the following respects:

                  (a) The "Target Amount" (as defined in the first line of Section 1.2(b)), is hereby changed from "$900,000" to "$750,000."

                  (b) A new Section 8.6, entitled "Tax Agreements," is hereby added as follows:

                  "8.6     TAX AGREEMENTS.

                  (a) Seller and Seller's accountants, Carr, Riggs & Ingram, LLC, shall prepare or cause to be prepared all Tax Returns of the Seller for all Tax periods ending on or prior to the Closing Date that are required to be filed after the Closing Date including any Tax Return for the short period ending on the Closing Date (the "SHORT PERIOD RETURNS"). All such Tax Returns shall be prepared on a cash basis in a manner consistent with the prior practice of Seller, and Shareholder shall bear all costs in connection with the preparation of such Tax Returns. Shareholder shall provide Bridgeline with a copy of such Tax Returns at least thirty (30) days prior to the due date for any such return and shall make such revisions as are reasonably requested by Bridgeline. Bridgeline shall execute and file such Tax Returns on or prior to the due date thereof (taking into account any extensions received from the relevant tax authorities), and Shareholder shall pay all Taxes when due with respect to said Tax Returns, except for any Taxes arising from the failure of the Merger to qualify as a reorganization described in Section 368(a) of the Code.

                  (b) In order to apportion appropriately any Taxes relating to a period that includes the Closing Date, the parties will, to the extent permitted by applicable law, elect with the relevant tax authority to treat the Closing Date as the last day of a taxable period of the Seller (a "SHORT PERIOD"), and such period shall be treated as a Short Period and a period ending prior to or on the Closing Date for purposes of this Agreement. In any case where applicable law does not permit the Seller to treat the Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of each Tax that is attributable to the period which would have qualified as a Short Period if such election had been permitted by applicable law (a "STRADDLE PERIOD") shall be (i) in the case of a Tax that is not based on net income, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Straddle Period, and the denominator of which is the total number of days in such period, and (ii) in the case of a Tax that is based on net income, the Tax that would be due with respect to the Straddle Period if such Straddle Period were a Short Period determined based upon an interim closing of the books.

                  (c) Any refunds that are received by Bridgeline or the Seller, and any amounts credited against Tax to which Bridgeline or the Seller become entitled, that relate to Seller's periods or portions thereof ending on or before the Closing Date shall be for the account of Shareholder, and Bridgeline shall, to the extent there is no amount due from the Shareholder under paragraph
(a) hereof, pay over to Shareholder any such refund or the amount of such credit within 15 days after receipt or entitlement thereto.

                  (d) Neither Shareholder nor Bridgeline shall file or cause to be filed any amended Tax Return or claims for refund with respect to Seller for any pre-Closing period without prior notification to the other party.

                  (e) Bridgeline and Shareholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 8.6 and any audit, litigation, or other proceeding with respect to such Tax Returns. Such cooperation shall include Bridgeline's retention and (upon Shareholder's request) the provision of records and information which are reasonably relevant to any such audit, litigation, or other proceeding."

                  (c) Section 10.3(a) is deleted in its entirety and replaced with the following:

                           "(a) All fees and expenses incurred in connection
with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; PROVIDED, HOWEVER, that if the Merger is consummated, Bridgeline shall pay up to an aggregate of $200,000 for the reasonable legal expenses of counsel to the Seller and accounting expenses incurred in connection with the Merger including the accounting fees for the audit of Seller's fiscal years ending September 30, 2004, September 30, 2005 and September 30, 2006, it being acknowledged and agreed to by the parties that the Shareholder shall be personally responsible for any such expenses of Seller exceeding this limit."

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

                  (d) Section 10.3(b)(ix) is deleted in its entirety and replaced with the following:

                           "(ix) by Seller, at any time following June 15,
2007."

                  (e) The introductory sentence of Section 10.3(c) is deleted in its entirety and replaced with the following:

                           "Bridgeline shall pay Seller a termination fee of
$200,000 (plus reasonable expenses of the Seller actually incurred relating to the transactions contemplated by this Agreement prior to termination) in the event of termination of this Agreement; provided that no such termination fee shall be paid by Bridgeline to Seller in the event of the termination of this Agreement:"

                  (f) Section 10.3(c)(vii) is deleted in its entirety and replaced with the following:

                           "(vii) by Bridgeline, at any time following June 15,
2007."

         2. Except as amended hereby, the Merger Agreement remains in full force and effect.

         3. This First Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

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

         IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.


                                    BRIDGELINE:

                                    Bridgeline Software, Inc.


                                    By: /s/ Thomas L. Massie
                                        --------------------------
                                    Name: Thomas L. Massie
                                    Title: President and Chief Executive Officer


                                    SELLER:

                                    Objectware, Inc.


                                    By: /s/ Erez M. Katz
                                        --------------------------
                                    Name: Erez M. Katz
                                    Title: President and Chief Executive Officer


                                    SHAREHOLDER:

                                    By: /s/ Erez M. Katz
                                        ---------------------------
                                        Erez M. Katz





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